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                                                                      Exhibit 11
             BJ'S WHOLESALE CLUB, INC. AND CONSOLIDATED SUBSIDIARIES
                   COMPUTATION OF NET INCOME PER COMMON SHARE
                                   (Unaudited)
                                              Thirteen Weeks  Thirty-Nine Weeks
                                                   Ended            Ended
                                                October 25,       October 25,
                                                   1997              1997
                                              --------------  -----------------
Net income as reported                        $13,818,000       $35,830,000
                                              ===========       ===========
Net income used for primary and
  fully diluted computations                  $13,818,000       $35,830,000
                                              ===========       ===========
Weighted average number of
  common shares outstanding                    37,466,652        37,478,842

Add (where dilutive):
  Assumed exercise of those options
  that are common stock equivalents
  net of treasury shares deemed to have
  been repurchased                                522,812           174,271
                                              -----------       -----------

Weighted average number of common and
  common equivalent shares outstanding,
  used for primary computation                 37,989,464        37,653,113

Add (where dilutive):
  Shares applicable to stock options in
  addition to those used in primary compu-
  tation due to the use of period-end
  market price when higher than average
  price                                            13,288             4,429
                                              -----------       -----------
Adjusted shares outstanding used for
 fully diluted computation                     38,002,752        37,657,542
                                              ===========       ===========


In accordance with SEC rules, historical earnings per share for periods prior to the public issuance of common stock are not presented.

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